UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1) OF

THE SECURITIES EXCHANGE ACT OF 1934

METROLOGIC INSTRUMENTS, INC.

(Name of Subject Company (Issuer) and Name of Filing Person (Offeror))

Options to Purchase Common Stock, Par Value $0.01 Per Share (Title of Class of Securities)

Not Applicable

(CUSIP Number of Class of Securities)

C. Harry Knowles

Interim Chief Executive Officer

90 Coles Road

Blackwood, NJ 08012

(856) 228-8100

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

Copies to:

Justin P. Klein, Esq. Ballard Spahr Andrews & Ingersoll, LLP 1735 Market Street Philadelphia, PA 19103 Tel: (215) 665-8500	Larry W. Sonsini, Esq. John A. Fore, Esq. Robert T. Ishii, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Tel: (650) 493-9300

CALCULATION OF FILING FEE

Transaction Valuation	Amount of Filing Fee
$5,325,366*	$570

*	Calculated solely for the purpose of estimating the filing fee. This amount is based upon the aggregate purchase price payable for options to purchase shares of Common Stock being solicited in this offer.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $39,497

Form or Registration No.: Schedule 14A

Filing Party: Metrologic Instruments, Inc.

Date Filed: October 5, 2006

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐ third-party tender offer subject to Rule 14d-1.

☒ issuer tender offer subject to Rule 13e-4.

☐ going-private transaction subject to Rule 13e-3.

☐ amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

SCHEDULE TO

Metrologic Instruments, Inc., a New Jersey corporation (“Metrologic”), is filing this Tender Offer Statement on Schedule TO under Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Statement”), in connection with its offer to purchase outstanding options to purchase shares of its Common Stock, par value $0.01 per share, on the terms and subject to the conditions described in the Offer to Purchase from Eligible Employees All Outstanding Eligible Options to Purchase Common Stock for Cash dated November 21, 2006, and related attachments thereto (the “Offer to Purchase”). The Offer to Purchase attached hereto as Exhibit (a)(1)(A), the Election Form attached hereto as Exhibit (a)(1)(B), the Withdrawal Form attached hereto as Exhibit (a)(1)(C) and the Letter to Eligible Employees attached hereto as Exhibit (a)(1)(D), each of which may be amended or supplemented from time to time, together and with all schedules and annexes thereto, constitute the “Offer.”

This Offer is being made in connection with the proposed merger (the “Merger”) of Meteor Merger Corporation, a New Jersey corporation, with and into Metrologic, pursuant to that Agreement and Plan of Merger, dated as of September 12, 2006, by and among Metrologic, Meteor Holding Corporation and Meteor Merger Corporation (as may be amended from time to time, the “Merger Agreement”), attached hereto as Exhibit (d)(5). The Merger and the Merger Agreement are described in Metrologic’s preliminary Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 9, 2006 (the “Proxy Statement”), attached hereto as Exhibit (d)(4).

The information in the Offer is expressly incorporated in this Statement by reference in response to all of the items of this Statement, except as otherwise provided.

Item 1. Summary Term Sheet.

The information set forth under “Summary Term Sheet” in the Offer to Purchase is incorporated herein by reference.

Item 2. Subject Company Information.

(a) The name of the issuer is Metrologic Instruments, Inc., a New Jersey corporation, and the address of its principal executive office is 90 Coles Road, Blackwood, New Jersey 08012. Metrologic’s telephone number is (856) 228-8100. The information set forth in the Offer to Purchase under the section titled “The Offer—Information Concerning Metrologic” is incorporated herein by reference.

(b) The subject class of securities consists of the Eligible Options. The information set forth in the Offer to Purchase under the sections titled “Summary Term Sheet” and “The Offer—General” is incorporated herein by reference.

(c) The information set forth in the Offer to Purchase under the section titled “The Offer—Price Range of Metrologic Common Stock Underlying the Eligible Options” is incorporated herein by reference.

Item 3. Identity and Background of Filing Person.

(a) Metrologic is the filing person and the subject company. The information set forth under Item 2(a) above is incorporated herein by reference. The information set forth in the Offer to Purchase under the Section titled “The Offer—Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference.

Item 4. Terms of the Transaction.

(a) The information set forth in the Offer to Purchase under the sections titled “Summary Term Sheet,” “Risks Related to this Offer” and “The Offer” and in Appendix A—A Guide to Issues in Singapore and Appendix B—A Guide to Issues in China attached to the Offer to Purchase is incorporated herein by reference.

(b) The information set forth under the section titled “The Offer—Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference.

Item 5. Past Contacts, Transactions, Negotiations and Agreements.

(e) The information set forth in the Offer to Purchase under the section titled “The Offer—Interests of Directors and Officers; Transactions and Arrangements concerning the Options” is incorporated herein by reference. The information in the Proxy Statement under the sections titled “Summary Term Sheet,” “Questions and Answers About the Merger and the Special Meeting,” “Special Factors—Background of the Merger,” “Special Factors—Certain Effects of the Merger,” “Special Factors—Financing of the Merger,” “Special Factors—Interests of Certain Persons in the Merger,” “The Merger Agreement (Proposal No. 1),” “Other Agreements Relating to Our Securities” and Annexes A, C-1 and C-2 attached to the Proxy Statement are incorporated herein by reference.

Item 6. Purposes of the Transaction and Plans or Proposals.

(a) The information set forth in the Offer to Purchase under the sections titled “Summary Term Sheet” and “The Offer—Purpose of this Offer; Plans” is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the sections titled “Summary Term Sheet” and “The Offer—Status of Eligible Options Cancelled by us in this Offer” is incorporated herein by reference. The information in the Proxy Statement under the sections titled “Summary Term Sheet,” “Questions and Answers About the Merger and the Special Meeting,” “Special Factors—Purposes, Reasons and Plans for Metrologic After the Merger,” “Special Factors—Certain Effects of the Merger,” “The Merger Agreement (Proposal No. 1)—Treatment of Stock, Options and Warrants,” and Annex A attached to the Proxy Statement are incorporated herein by reference.

(c) The information set forth in the Offer to Purchase under the sections titled “Summary Term Sheet” and “The Offer—Purpose of this Offer; Plans” is incorporated herein by reference. The information in the Proxy Statement under the sections titled “Summary Term Sheet,” “Questions and Answers About the Merger and the Special Meeting,” “Special Factors—Purposes, Reasons and Plans for Metrologic After the Merger,” “Special Factors—Certain Effects of the Merger,” “Special Factors—Financing of the Merger,” “Special Factors—Interests of Certain Persons in the Merger,” “The Merger Agreement (Proposal No. 1),” “Other Agreements Relating to Our Securities” and Annexes A, C-1 and C-2 attached to the Proxy Statement are incorporated herein by reference.

Item 7. Source and Amount of Funds or Other Consideration.

(a) The information set forth in the Offer to Purchase under the section titled “The Offer—Source and Amount of Consideration” is incorporated herein by reference. The information in the Proxy Statement under the sections titled “Summary Term Sheet,” “Special Factors—Financing of the Merger,” “The Merger Agreement (Proposal No. 1)—Financing,” and “Other Agreements Relating to Our Securities—Contribution and Voting Agreements,” and Annexes C-1 and C-2 attached to the Proxy Statement are incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the sections titled “The Offer—Conditions of this Offer” and “The Offer—Source and Amount of Consideration” is incorporated herein by reference. The information in the Proxy Statement under the sections titled “Summary Term Sheet,” “Special Factors—Financing of the Merger,” “The Merger Agreement (Proposal No. 1)—Financing,” “The Merger Agreement (Proposal No. 1)—Conditions to Completion of the Merger,” and “Other Agreements Relating to Our Securities—Contribution and Voting Agreements,” and Annexes A, C-1 and C-2 attached to the Proxy Statement are incorporated herein by reference.

(d) The information set forth in the Offer to Purchase under the sections titled “The Offer—Conditions of this Offer” and “The Offer—Source and Amount of Consideration” is incorporated herein by reference. The information in the Proxy Statement under the sections titled “Summary Term Sheet,” “Special Factors—Financing of the Merger,” “The Merger Agreement (Proposal No. 1)—Financing,” “The Merger Agreement (Proposal No. 1)—Conditions to Completion of the Merger,” and “Other Agreements Relating to Our Securities—Contribution and Voting Agreements,” and Annexes A, C-1 and C-2 attached to the Proxy Statement are incorporated herein by reference.

Item 8. Interest in Securities of the Subject Company.

(a) The information set forth in the Offer to Purchase under the section titled “The Offer—Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference.

(b) The information set forth in the Offer to Purchase under the section titled “The Offer—Interests of Directors and Officers; Transactions and Arrangements Concerning the Options” is incorporated herein by reference.

Item 9. Person/Assets, Retained, Employed, Compensated or Used.

(a) None

Item 10. Financial Statements.

(a) The information set forth in the Offer to Purchase under the section titled “The Offer—Financial Information” is incorporated herein by reference.

(b) Not Applicable.

Item 11. Additional Information.

(a) The information set forth in the Offer to Purchase under the section titled “The Offer—Interests of Directors and Officers; Transactions and Agreements Concerning the Options,” “The Offer—Legal Matters; Regulatory Approvals” is incorporated herein by reference. The information set forth in the Proxy Statement under the section titled “Special Factors—Regulatory Approvals” and “Special Factors—Litigation Related to the Merger” is incorporated herein by reference.

(b) Not applicable.

Item 12. Exhibits.

Exhibit Number	Description
(a)(1)(A)	Offer to Purchase from Eligible Employees All Outstanding Eligible Options to Purchase Common Stock for Cash, dated November 21, 2006

(a)(1)(B)	Election Form

(a)(1)(C)	Withdrawal Form

(a)(1)(D)	Letter to Eligible Employees, dated November 21, 2006

(a)(1)(E)	Form of Confirmation E-Mails

(a)(1)(F)	Form of Reminder E-Mails

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Not applicable

(a)(5)	Not applicable

(b)	Debt Commitment Letter by and between Meteor Holding Corporation and Morgan Stanley Senior Funding, Inc. dated September 12, 2006 (incorporated herein by reference to Exhibit 99.4 to the Schedule 13D filed on September 22, 2006 by Meteor Holding Corporation, FP-Metrologic, LLC, Francisco Partners II, L.P., Francisco Partners Parallel Fund II, L.P., Francisco Partners GP II, L.P. and Francisco Partners GP II Management, LLC)

(d)(1)	Metrologic Instruments, Inc. 1994 Incentive Plan (incorporated herein by reference to Exhibit 99 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 33-89376))

(d)(2)	First Amendment to Metrologic Instruments, Inc. 1994 Incentive Plan dated July 1, 1997 (incorporated herein by reference to Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997)

(d)(3)	Metrologic Instruments, Inc. 2004 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 dated December 3, 2004)

(d)(4)	Preliminary Proxy Statement on Schedule 14A (incorporated herein by reference, filed with the Securities and Exchange Commission on November 9, 2006)

(d)(5)	Agreement and Plan of Merger, dated as of September 12, 2006, between Metrologic Instruments, Inc., Meteor Holding Corporation and Meteor Merger Corporation (incorporated herein by reference to Annex A to the Proxy Statement)

(d)(6)	Contribution and Voting Agreement, dated as of September 12, 2006, among Meteor Holding Corporation, C. Harry Knowles, Janet H. Knowles and certain related family trusts and charitable entities (incorporated herein by reference to Annex C-1 to the Proxy Statement)

(d)(7)	Contribution and Voting Agreement, dated as of September 12, 2006, among Meteor Holding Corporation, Elliott Associates, L.P. and Elliott International, L.P. (incorporated herein by reference to Annex C-2 to the Proxy Statement)

(g)	Not applicable

(h)	Not applicable

Item 13. Information Required by Schedule 13E-3.

(a) Not applicable

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

METROLOGIC INSTRUMENTS, INC.

/S/ C. HARRY KNOWLES
C. Harry Knowles
Chairman and Interim Chief Executive Officer

Date: November 21, 2006

INDEX TO EXHIBITS

Exhibit Number	Description
(a)(1)(A)	Offer to Purchase from Eligible Employees All Outstanding Eligible Options to Purchase Common Stock for Cash, dated November 21, 2006

(a)(1)(B)	Election Form

(a)(1)(C)	Withdrawal Form

(a)(1)(D)	Letter to Eligible Employees, dated November 21, 2006

(a)(1)(E)	Form of Confirmation E-Mails

(a)(1)(F)	Form of Reminder E-Mails

(a)(2)	Not applicable

(a)(3)	Not applicable

(a)(4)	Not applicable

(a)(5)	Not applicable

(b)	Debt Commitment Letter by and between Meteor Holding Corporation and Morgan Stanley Senior Funding, Inc. dated September 12, 2006 (incorporated herein by reference to Exhibit 99.4 to the Schedule 13D filed on September 22, 2006 by Meteor Holding Corporation, FP-Metrologic, LLC, Francisco Partners II, L.P., Francisco Partners Parallel Fund II, L.P., Francisco Partners GP II, L.P. and Francisco Partners GP II Management, LLC)

(d)(1)	Metrologic Instruments, Inc. 1994 Incentive Plan (incorporated herein by reference to Exhibit 99 to the Registrant’s Registration Statement on Form S-8 (Reg. No. 33-89376))

(d)(2)	First Amendment to Metrologic Instruments, Inc. 1994 Incentive Plan dated July 1, 1997 (incorporated herein by reference to Exhibit 10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997)

(d)(3)	Metrologic Instruments, Inc. 2004 Equity Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 dated December 3, 2004)

(d)(4)	Preliminary Proxy Statement on Schedule 14A (incorporated herein by reference, filed with the Securities and Exchange Commission on November 9, 2006)

(d)(5)	Agreement and Plan of Merger, dated as of September 12, 2006, between Metrologic Instruments, Inc., Meteor Holding Corporation and Meteor Merger Corporation (incorporated herein by reference to Annex A to the Proxy Statement)

(d)(6)	Contribution and Voting Agreement, dated as of September 12, 2006, among Meteor Holding Corporation, C. Harry Knowles, Janet H. Knowles and certain related family trusts and charitable entities (incorporated herein by reference to Annex C-1 to the Proxy Statement)

(d)(7)	Contribution and Voting Agreement, dated as of September 12, 2006, among Meteor Holding Corporation, Elliott Associates, L.P. and Elliott International, L.P. (incorporated herein by reference to Annex C-2 to the Proxy Statement)

(g)	Not applicable

(h)	Not applicable